Board of Director Nominees


Richard G. Boyce / Director

Mr. Richard G. Boyce has been nominated by the SCORE Group to serve as a Director for the Corporation. Mr. Boyce has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While many AIGI shareholders are familiar with Mr. Boyce through his prior involvement with the Corporation, Mr. Boyce does not currently have any affiliation with the Corporation other than his substantial shareholdings. Mr. Boyce is the principal member of the SCORE Group.

In 1998, under the auspices of his privately held company, Partners In Exploration, LLC ("PIE"), Mr. Boyce negotiated a Memorandum of Understanding ("MOU") relating to an exploration and production agreement with the Ministry of Oil and Mineral Resources in the Republic of Yemen on the highly competitive Blocks 20 and 42 located adjacent to major oil production. While looking for partners to join his efforts in Yemen, Mr. Boyce, responded to an AIGI press release in July 1999 that implied AIGI had secured financing for exploration projects in Yemen. That contact resulted in PIE and AIGI signing a 50/50 joint venture agreement in July 1999, to pursue Yemen Block 20, which called for PIE to provide the project (including Mr. Boyce's pre-negotiated position with the Yemen government), and perform the necessary technical work while AIGI would supply the necessary financing to meet the financial aspects of the work commitment. This joint venture arrangement resulted in both companies signing a MOU with the Yemen Ministry of Oil in October 1999. This MOU gave the companies an exclusive right to negotiate a Production Sharing Agreement ("PSA") for Yemen Block 20.

Once the MOU was signed, Mr. Boyce learned that AIGI had not secured Yemen exploration financing as claimed and immediately began the process of locating a financial partner to participate with PIE/AIGI in the exploration of Yemen Block 20. He was successful in bringing Occidental Oil and Gas Corporation ("Occidental") and Saba Oil and Gas Company Ltd. ("Saba") into the joint venture. As a result of this business deal, AIGI received a $750,000 cash bonus from Occidental, was carried through a major 3D seismic program by Occidental and was named the project Operator by the project partners due to the extensive Yemen exploration experience of Mr. Boyce. On April 02, 2000, AIGI, Occidental, Saba and the Yemen Company for Investment in Oil and Minerals ("YICOM"), signed the PSA for Yemen Block 20. Project operations began in September 2000 resulting in AIGI receiving approximately $1,000,000 in annual revenue from Operator fees paid by the other partners. These fees represented the first major source of revenue for AIGI since its inception in 1997.

Concurrent with his Yemen activities, on February 01, 2000, Mr. Boyce completed a stock for stock agreement merging the assets of PIE (including the PIE 50% interest in Yemen Block 20) with AIGI, receiving 4,200,000 shares of AIGI in return. PIE was renamed Adair Exploration, Inc. ("Adair Exploration"), and became a wholly owned subsidiary of AIGI. Mr. Boyce served as President of Adair Exploration and Adair Yemen Exploration Ltd. ("Adair Yemen") and was responsible for the technical aspects of all AIGI oil and gas projects until his resignation on June 18, 2001. Even though Mr. Boyce was President of Adair Exploration and Adair Yemen, all financial authority for the Corporation including it's subsidiary companies, rested solely with Chairman and CEO, John W. Adair and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani.

In April 2001, while Mr. Boyce was still President of Adair Yemen and following his repeated notices to the AIGI Board of Directors during a seven month timeframe, imploring them to provide the necessary financial support for the project and informing them of the consequences of financial default, Adair Yemen failed to post a $1.29 million Letter of Credit as was previously agreed by the project partners. As a result of that default and according to the joint venture agreements governing the project, the project partners removed Adair Yemen from the position of Yemen Block 20 Operator and that action resulted in the Corporation's loss of the aforementioned Operator fee revenues. During the timeframe between signing the PSA in April 2000 and the Corporation's financial default in April 2001, Mr. Boyce diligently searched the oil and gas industry for additional partners to assist in carrying the Corporation's financial commitments. Mr. Boyce was able to secure additional industry partners, but the AIGI Board of Directors comprised of Mr. Adair and Mr. Alghani rejected them all.

Under the terms of the joint venture agreements between the Yemen Block 20 project partners, and as a result of AIGI's inability to cure their financial default in a timely fashion; the other partners subsequently informed AIGI on June 04, 2001 that in addition to the loss of Operatorship, AIGI had forfeited all of its rights in Yemen Block 20. The loss of operatorship and the loss of all rights in Yemen Block 20 is currently the subject of a lawsuit initiated by Occidental and Saba against Adair Yemen, which will be decided by arbitration with the International Chamber of Commerce in Paris, France. A final decision regarding this lawsuit is anticipated in January 2003.

Mr. Boyce was previously elected to the AIGI Board of Directors at the AIGI 2000 AGM held on June 15, 2001, but immediately resigned his position citing "his personal belief the Corporation had suffered gross mismanagement by Chairman and CEO, John W. Adair, and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani". Mr. Boyce told the shareholders at the AGM that absolute power had corrupted these individuals and that until Mr. Adair and Mr. Alghani are removed as the Corporation's only Directors and Officers, AIGI will never have the checks and balances of responsible Corporate Governance in place to protect the rights of all shareholders. Following his resignation from the AIGI Board of Directors, and his resignation as President of Adair Exploration and Adair Yemen, Mr. Boyce resumed his geological consulting business in Dallas, Texas. Mr. Boyce currently has no affiliation with the Corporation other than his ownership of 3,738,407 shares of AIGI stock.

Prior to his involvement with AIGI, Mr. Boyce graduated from the Colorado School of Mines in l978 and began his career as a geophysicist for The Superior Oil Company ("Superior") with early training at the Geoscience Laboratory in Houston, Texas. In l980, Mr. Boyce transferred with Superior to Midland, Texas bringing an opportunity to explore every play type in West Texas. Mr. Boyce subsequently left Superior and during his ten-year stay in Midland worked with Conquest Exploration Inc. and Hunt Oil Company.

In 1991, Mr. Boyce served as the Chief Geophysicist for Hunt Oil Company ("Hunt Oil") based in Dallas, Texas. Mr. Boyce in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company ("Yemen Hunt"), the Operator of the highly successful Marib Production Sharing Area in Yemen. He also served as the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In addition to managing the daily exploration drilling operations and prospect generation activities, his responsibilities included the negotiation of international contracts, partner relationships, and representation of industry operating groups with foreign governments. Under Mr. Boyce's leadership of the Yemen-Jannah exploration program, several new fields were discovered, resulting in booked reserves of over 200 million barrels of oil. At Yemen Hunt, Mr. Boyce was responsible for the introduction of the first 3-D seismic program in the Marib Area, resulting in production increases of 50,000 barrels of oil per day.

In l996, Mr. Boyce left Hunt Oil and started Partners In Exploration, LLC, an exploration consulting partnership that provided seismic and geological interpretation services for clients on a worldwide basis. International and domestic project areas included South Australia, China, South America, West Africa, West Texas, Southeast New Mexico, Texas and Louisiana Gulf Coast, Mississippi and East Texas Basins and several of the Rocky Mountain basins.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Boyce has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Boyce has not been involved in any criminal proceedings either past or pending. Mr. Boyce has never been the subject of any order, judgment or decree relating to his engaging in any business, including but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Pursuant to the disclosure requirements under Item 103 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conversion Act of 1975, as a result of the disclosures contained in the Proxy statement on file with the SEC and on the SCORE website at http://www.TruthAboutAIGI.com, Mr. Boyce is currently involved in a lawsuit filed by AIGI alleging defamation of the company's character. This lawsuit (Cause number 2001-63909) was filed December 14, 2001 in Harris County, Texas District Court, 55th Judicial District on behalf of the Corporation, by the current AIGI Board of Directors and alleges that Richard G. Boyce has committed certain alleged acts of defamation, tortuous interference, and conversion of assets, conspiracy and breach of fiduciary duties toward the Corporation. Mr. Boyce has subsequently filed an answer to these allegations against AIGI for defamation of his character. The suit requests both actual and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.

Mr. Boyce, in a subsequent filing on March 08, 2002 pursuant to Cause number 2001-63909, filed an original third party petition requesting that John W. Adair, Jalal Alghani, Vivian Llerena Quintero, Adel Alzamir and the Alghani Investment Group, Inc. ("AIG, Inc.") be named as Third Party Defendants in that case. The court granted this petition. The petition alleges fraud and conspiracy to defraud by the Defendants who have each participated in a scheme and course of business that was operated to deliberately deceive Mr. Boyce and other investors by disseminating false information and misleading statements, including concealing materially adverse facts about the Corporation. The suit requests both compensatory and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.

In addition, Mr. Boyce is also involved in a lawsuit filed by AIGI against Occidental, Richard G. Boyce, Gene L. Ackerman and David
C. Crandall (Civil action H-01-3984) in the United States District Court for the Southern District of Texas, Houston Division in counter action to the lawsuit filed against the Corporation by Occidental and Saba regarding the default of the Corporation's interest in Yemen Block 20. This suit alleges that Occidental acted to remove AIGI as the Project Operator and acquire the Corporation's interest in the Yemen Block 20 project contrary to the terms of the operative agreements. As part of that effort, the suit alleges, Occidental acted in concert with former AIGI employees, Mr. Boyce, Mr. Ackerman and Mr. Crandall who allegedly conspired with Occidental to assist in this regard for their own personal gain. Causes of action cited in the lawsuit include breach of fiduciary duties, tortuous interference, usurpation of corporate opportunity, misappropriation and/or conversion of corporate assets and conspiracy. The suit requests both actual and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.


Charles R. Close / Director

Nominated by the SCORE Group to serve as a Director for Adair International Oil & Gas Inc., Mr. Charles R. Close has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While new to the AIGI shareholders, Mr. Close will provide extensive financial and accounting experience and expertise specific to the energy business to the AIGI Board of Directors.

Mr. Close is the owner of Close & Associates, a Certified Public Accounting practice located in Houston, Texas that specializes in the energy industry. The business activities of Close & Associates focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close & Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor's Degree of Business Administration (Accounting) and is a Certified Public Accountant. He is an active member of the American Institute of Certified Public Accountants and the Texas
Society of Certified Public Accountants.

Pursuant to disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Close has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Close has not been convicted in any criminal proceedings either past or pending. Mr. Close has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.




John A. Brush / Director

Nominated by the SCORE Group to serve as a Director for the Corporation, Mr. John A. Brush has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While new to the AIGI shareholders, Mr. Brush brings the experience and depth of a distinguished twenty-one year career in oil and gas law to the AIGI Board of Directors.

Currently Mr. Brush is employed as Senior Contracts Administrator for Computer Sciences Corporation located in Houston, Texas. Computer Sciences Corporation ("CSC") is a large information technology corporation that is a leader in the field of outsourcing information technology to a worldwide client base.

Prior to joining CSC, Mr. Brush was in private practice for approximately five years. His clients included large and small oil and gas exploration and production companies, entrepreneurs and foreign government agencies. Earlier, Mr. Brush served as Vice President and General Counsel for Forcenergy Inc. While serving in this capacity, Mr. Brush designed and implemented corporate contract litigation strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering ("IPO") of the company's stock and simultaneously coordinated the merger of the company with a privately held independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and Michigan Wisconsin Pipe Line Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Mr. Brush's legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush, also has extensive experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangledesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctorate in Corporate Law and Contracts. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Brush has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Brush has not been convicted in any criminal proceedings either past or pending. Mr. Brush has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.